Consent of Independent Registered Public Accounting Firm

The Stock Purchase Plan Committee of the Philips North America Nonqualified Stock Purchase Plan:

We consent to the incorporation by reference in the registration statement (nos. 333-186849, 333-179692, 333-172329, 333-165017, 333-157477, 333-151797, 333-140784, 333-125280, 333-119375, 333-104104, 333-87852, 333-75542 and 333-39204) on Form S-8 of Koninklijke Philips Electronics N.V. of our report dated October 29, 2015, with respect to the statements of financial condition of the Philips North America Nonqualified Stock Purchase Plan as of July 31, 2015 and 2014, and the related statements of income (loss) and changes in plan equity for each of the years in the three year period ended July 31, 2015, which report appears in the July 31, 2015 annual report on Form 11-K of the Philips North America Nonqualified Stock Purchase Plan.

/s/ KPMG LLP

Boston, Massachusetts
October 29, 2015